Exhibit 5.1

STERIS plc

STERIS Irish FinCo Unlimited Company

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Private and Confidential

Our ref	1 April 2021
FBO 669595-11

Dear Sirs

Registration, offer and sale of 2.700% Senior Notes Due 2031 and 3.750% Senior Notes Due 2051 by STERIS Irish FinCo Unlimited Company, as guaranteed by STERIS plc, STERIS Corporation and STERIS Limited

We have acted as Irish counsel to STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland (company number 570385) (“STERIS Irish FinCo”) and STERIS plc, a public limited company incorporated under the laws of Ireland (company number 595593) (“STERIS plc”, and together with STERIS Irish FinCo, the “Irish Registrants”) in connection with the registration, offer and sale of US$675,000,000 2.700% Senior Notes Due 2031 and US$675,000,000 3.750% Senior Notes Due 2051 (together the “Notes”) by STERIS Irish FinCo, pursuant to the registration statement on Form S-3 (the “Registration Statement”) filed by the Irish Registrants (together with STERIS Corporation, an Ohio corporation and STERIS Limited, a private limited company incorporated under the laws of England and Wales) on 23 March 2021 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities Exchange Commission (the “Commission”), the prospectus included therein and a prospectus supplement dated 24 March 2021 (the “Prospectus Supplement”).

The Notes will be issued under an indenture dated 1 April 2021 among STERIS Irish FinCo, as issuer, STERIS plc, STERIS Corporation and STERIS Limited, as guarantors and U.S. Bank National Association, as trustee (the “Base Indenture”) and a separate supplemental indenture thereto dated 1 April 2021 among the same parties (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

The Notes are to be sold pursuant to an underwriting agreement dated 24 March 2021 among STERIS Irish FinCo, the above named guarantors and the underwriters named therein (the “Underwriting Agreement”).

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion (the “Documents”).

Based on the foregoing, and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1	STERIS plc is a public limited company, duly incorporated and validly existing under the laws of Ireland;

2	STERIS Irish FinCo is a public unlimited company, duly incorporated and validly existing under the laws of Ireland; and

3

each of STERIS Irish FinCo and STERIS plc has the requisite power and authority under its constitution to enter into the Base Indenture and the Supplemental Indenture, to perform its obligations thereunder and to issue and guarantee the Notes, respectively, and the entry into the Base Indenture and the Supplemental Indenture and the issue and guarantee of the Notes, respectively, have been duly authorised by each of STERIS Irish FinCo and STERIS plc.

This Opinion is based upon, and limited to, the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof, filed by STERIS plc and incorporated by reference into the Registration Statement and to the reference to Matheson under the caption “Legal Matters” in the prospectus and Supplemental Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and shall be construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON

Schedule 1

The Documents

1.

Copies of the certificate of incorporation, certificate of incorporation on change of name and certificate of incorporation on re-registration as a public limited company of STERIS plc, dated 22 December 2016, 25 October 2018 and 11 February 2019, respectively.

2.	Copy certificate of incorporation of STERIS Irish FinCo and certificate of incorporation on re-registration as a public unlimited company, dated 21 October 2015 and 18 March 2021, respectively.

3.	Copy constitution of STERIS plc, adopted on 27 March 2019 and amended on 3 May 2019.

4.	Copy constitution of STERIS Irish FinCo, adopted with effect from its re-registration as a public unlimited company on 18 March 2021.

5.	Copy resolutions of the board of directors of STERIS plc passed on 12 January 2021.

6.	Copy resolutions of the board of directors of STERIS Irish FinCo passed on 15 March 2021.

7.	Copy resolutions of the pricing committee established by the board of directors of STERIS Irish FinCo passed on 23 March 2021.

8.	The Registration Statement, including the prospectus contained therein.

9.	The Prospectus Supplement.

10.	A copy of the Base Indenture.

11.	A copy of the Supplemental Indenture.

12.	A copy of the Underwriting Agreement.

13.

Searches carried out by independent law researchers on our behalf against STERIS plc and STERIS Irish FinCo on 31 March 2021 in (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the Companies Registration Office (the “Searches”).

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	The truth and accuracy of the contents of the Documents as to factual matters, but have made no independent investigation regarding such factual matters.

2.	All signatures, initials, seals and stamps contained in, or on, the Documents submitted to us are genuine.

3.

All Documents submitted to us as originals are authentic and complete and all Documents submitted to us as copies (including without limitation any document submitted to us as a .pdf, or any other format, attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete.

4.

Each party to the Documents (other than either of the Irish Registrants) has, and shall continue to have, the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Documents to which it is, or shall become, a party, and the Documents are, and will not become, subject to avoidance by any person under all applicable laws in any applicable jurisdictions (other than, in the case of the Irish Registrants, the laws of Ireland and the jurisdiction of Ireland).

5.	All Documents dated on or prior to the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

6.	The resolutions of the board of directors of the Irish Registrants on which we have expressed reliance have not been amended or rescinded and are in full force and effect.

7.

Each Irish Registrant will derive a commercial benefit from entering into the Indenture and any other document referred to in, or contemplated by, the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) and from issuing or guaranteeing the Notes commensurate with the obligations undertaken by it thereunder.

8.

The Notes will not be offered to the public, admitted to trading or listed other than as permitted by Section 68(2) (as amended by section 1248) and section 68(3) of the Companies Act 2014 (the “Companies Act”).

9.

Neither of the Irish Registrants shall, by virtue of or in connection with the issue or guarantee of the Notes by it, give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of shares in the capital of either Irish Registrant or any company which, from time to time, is the holding company of either Irish Registrant, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

10.

Each Irish Registrant together with any other entity whose obligations are guaranteed by it under the Indenture together comprise a “group” for the purposes of section 243 of the Companies Act and any person that subsequently becomes an issuer or a guarantor under the Indenture will also be a member of such group.

11.

In entering into the Documents and approving the issue and guarantee of the Notes under the Indenture, there was no intent by the directors and / or any duly authorised officer of either Irish Registrant acting under delegated authority to give a creditor a preference which could be deemed to be an unfair preference in accordance with section 604 of the Companies Act.

12.

The obligations expressed to be assumed by each party to the Indenture are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Irish Registrants, the laws of Ireland and the jurisdiction of Ireland.

13.

If any obligation of any of the parties under the Indenture is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Indenture or which would render their performance ineffective by virtue of the laws of that jurisdiction.

14.

The Indenture and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Irish Minister for Finance under the Financial Transfers Act 1992 of Ireland and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland.

15.

All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) or with respect to the issue, offer or sale of the Notes (other than, in the case of the Irish Registrants, the governmental or regulatory authorities of Ireland) have been obtained and are in full force and effect, the Notes will be issued in the form set out in the Supplemental Indenture and the selling restrictions contained in the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) and the Underwriting Agreement have been and will, at all times, be observed and the Irish Registrants will otherwise comply with the terms of any other lawful agreements relating to the issue, sale and/or offer of the Notes.

16.

The creation, issuance, offering or sale, including the marketing, of the Notes will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland, or supra-national authority, including, without limitation: (a) the securities laws and regulations of any jurisdiction or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of the Notes to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to the Notes and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Irish Registrants or the members of their group.

17.

That: (a) each Irish Registrant will be fully solvent at the time of and immediately following the issue of the Notes, (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of the Notes, (c) no receiver will have been appointed in relation to any of the assets or undertaking of either Irish Registrant prior to the issue of the Notes and (d) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to either Irish registrant prior to the issue of the Notes.

18.

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by searches being carried out since that time.

19.

No proceedings have been or will be instituted or injunction granted against either Irish Registrant to restrain it from issuing or guaranteeing the Notes and the issue or guarantee of the Notes would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

20.	The absence of fraud and the presence of good faith on the part of all parties to the Documents and their respective officers, employees, agents and advisors.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.

A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding up of either Irish Registrant. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed to either Irish Registrant.

2.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind up may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.

The position reflected in the Searches may not be fully up to date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place).

4.

The expressions “validly” and “valid and binding” when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)

limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)

subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)

invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 of Ireland (as amended from time to time) or may be or become subject to the defence of set-off or counterclaim.

5.

The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.

Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of either Irish Registrant.

7.

A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

8.

An Irish court may not give effect to an indemnity given by any party to the extent it is in respect of legal costs incurred by an unsuccessful litigator or to the extent that it is in respect of litigation costs which are not awarded by the court.

9.

In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro but may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts be converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

10.	This Opinion does not deal with the tax treatment of the issuance, transfer and guarantee of the Notes or any payments in respect of the Notes and the guarantee of the Notes.

11.

Where a party is vested with a discretion or may determine a matter in his or its opinion, the law of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

12.

The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

13.

An Irish court may not give effect to any provision of a contract which (i) provides for a matter to be determined by future agreement or negotiation or (ii) it considers to be devoid of any meaning, vague or uncertain.

14.	A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.